Exhibit 99.1

Diamondback Energy Announces Leadership Changes

MIDLAND, Texas, November 30, 2021 (GLOBE NEWSWIRE) — Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”) announced today a series of leadership changes.

Russell Pantermuehl, currently Executive Vice President and Chief Engineer, will retire from his current role at the end of 2021 after having worked at Diamondback since August 2011, prior to the Company’s initial public offering. Russell and the Company have agreed that following his retirement he will serve as an advisor to Diamondback through December 31, 2022 in a limited role.

Al Barkmann, currently Vice President of Reservoir Engineering, has been promoted to Senior Vice President of Reservoir Engineering, and will assume many of Russell’s prior responsibilities, reporting to Danny Wesson, EVP of Operations. Also, Yong Cho, currently Vice President of Drilling, has been promoted to Senior Vice President of Drilling and will continue reporting to Danny. These changes are effective immediately.

“I would like to express my sincere gratitude to Russell for his significant contribution to Diamondback over the past decade. His legacy of technical excellence and character will leave a lasting impact on the Company. I have had the privilege of working with Russell for multiple decades and have witnessed firsthand his influence on the oil and gas industry over a 40-year career. He has had a significant positive effect on all those he has worked with and has been a mentor to countless individuals. I wish him all the best in his retirement and look forward to his continued contributions to Diamondback in his new role,” stated Travis Stice, Chief Executive Officer of Diamondback.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact: Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com

Source: Diamondback Energy, Inc.